Exhibit 99.1
OncoGenex Reports First Quarter Financial Results
Conference Call on Thursday, May 6, 2010 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, May 6, 2010 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI) today reported unaudited financial results for the three months ended March 31, 2010 and reviewed the Company’s highlights for the first quarter of 2010.
Financial Results
Revenue for the first quarter ended March 31, 2010 was $4.7 million, of which $1.9 million consisted of partial recognition of deferred collaboration revenue representing OncoGenex’s contribution to the OGX-011 Phase III development plan under our Collaboration and License Agreement with Teva Pharmaceutical Industries Ltd. (“Teva”). The remaining $2.8 million of revenue relates to OGX-011 manufacturing costs incurred by OncoGenex in the first quarter of 2010 that are reimbursable from Teva on a cash basis, and is included in amounts receivable at March 31, 2010. As of March 31, 2010, $24.6 million of the upfront payment received from Teva was included on the Company’s balance sheet as deferred collaboration revenue which we are amortizing over the expected performance period of our deliverables under our agreement. We currently expect this performance period to end in the fourth quarter of 2012. In the three months ended March 31, 2009, no revenues were recorded.
Research and development expenses for the first quarter ended March 31, 2010 were $6.4 million, compared to $1.7 million in the corresponding period of 2009. The increased research and development expenses resulted from OncoGenex’s contribution to the OGX-011 Phase III clinical trials in the amount of $1.9 million and manufacturing costs in the amount of $2.8 million, the latter of which is reimbursable from Teva.
General and administrative expenses for the first quarter ended March 31, 2010 were $1.4 million, compared to $0.8 million in the corresponding period of 2009. The increase in the first quarter of 2010 was due mainly to higher employee expenses including severance charges, professional fees for legal and accounting services, employee recruitment costs and stock based compensation expense.
The net loss for the first quarter ended March 31, 2010 was $3.0 million, compared to $2.4 million in the corresponding period of 2009.
The Company had $47.6 million in cash, cash equivalents and short-term investments as of March 31, 2010, compared to $64.6 million at December 31, 2009. The decrease in cash, cash equivalents, and short-term investments is primarily due to costs incurred in the first quarter of 2010 relating to the OGX-011 development plan, and the $10 million payment made to Isis in the first quarter of 2010, which was included in accounts payable as at December 31, 2009. Of the costs incurred in relation to the OGX-011 development plan, $2.8 million is receivable from Teva as of March 31, 2010. For 2010, we anticipate that we will incur operating expenses of between $30 million and $32 million, an increase from prior guidance which reflects additional manufacturing responsibilities for the Company under the OGX-011 development plan. These additional manufacturing costs are reimbursable from Teva and consequently there will be a corresponding increase in revenue for 2010. We continue to anticipate ending the year with cash, cash equivalents, short-term investments, and amounts receivable of between $29 million and $31 million.

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The Company believes that its cash, cash equivalents, short-term investments and amounts receivable will be sufficient to fund its currently planned operations into 2012 and expect that both Phase III prostate cancer trials will be fully accrued by this time. The Company had 6,375,461 shares outstanding as at May 5, 2010.
“So far in 2010 we have advanced towards achieving key objectives for both OGX-011 and OGX-427 and have also added substantial biopharmaceutical experience to our Board of Directors,” said Scott Cormack, president and chief executive officer of OncoGenex. “We remain on target to initiate the OGX-011 Phase III trial evaluating OGX-011 with docetaxel retreatment as second-line therapy in castrate-resistant prostate cancer (“CRPC”) in the second quarter of 2010, while the Phase III trial evaluating OGX-011 with first-line docetaxel treatment in CRPC, the Phase II trial evaluating OGX-427 as a monotherapy in CRPC, and the Phase III trial evaluating OGX-011 with first-line chemotherapy in non-small cell lung cancer (“NSCLC”) are on track to initiate in the third quarter of 2010, the second half of 2010 and early 2011, respectively.”
Recent Business Highlights:
OGX-011
•	The European Medicines Agency confirmed that they are in overall agreement with our Phase III development plan for OGX-011 in patients with CRPC.

•	Two peer-reviewed manuscripts were published that further explain the biological function of clusterin, its role in promoting tumor resistance to cancer treatment, and the role of an inhibitor of clusterin such as OGX-011, to enhance the effectiveness of cancer therapies. One of the co-authors to these manuscripts, Dr. Martin Gleave, is also the Company’s Chief Scientific Advisor.
OGX-427
•	Grant funding was secured for a randomized, investigator-sponsored Phase II trial of OGX-427 when administered as a monotherapy to patients with CRPC.

•	Two peer-reviewed manuscripts were published that provide further insight into the mechanism of action of heat shock protein 27 (Hsp27). OGX-427 is designed to reduce levels of Hsp27.

•	Final results from a Phase 1 study involving OGX-427 will be presented as part of the Scientific Program in a General Poster Session with discussion at the ASCO 2010 Annual Meeting. These final data, including results combining OGX-427 with docetaxel, will update preliminary data that was featured in an oral presentation at the ASCO 2009 meeting.

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Corporate Highlights
•	Dr. Jack Goldstein and Ms. H. Stewart Parker were appointed to the board of directors. Dr. Goldstein joins the board as chairman. In addition, Dr. Martin Mattingly has agreed to stand for election at the Company’s upcoming Annual General Meeting. Collectively, they bring to the OncoGenex board immense executive leadership experience in late stage clinical development, commercialization and business development for pharmaceuticals and biologics.

•	The Company was awarded the Biotech Company of the Year award by BIOTECanada at the BIO 2010 Convention.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today to provide a business update and discuss the first quarter results. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva have entered a global collaboration and license agreement to develop and commercialize OncoGenex’s lead drug candidate, OGX-011. The companies expect to initiate two Phase III trials in castrate resistant prostate cancer in 2010, and a third Phase III trial in non-small cell lung cancer in early 2011. OGX-427 is in Phase I clinical development; SN2310 has completed a Phase I clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to target and inhibit production of specific proteins which OncoGenex believes are important in tumor progression and treatment resistance. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.
More information is available at www.OncoGenex.com.
OncoGenex’s Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities, the potential benefits of our product candidates, our key 2010 objectives, expectations regarding accrual of clinical trials and timing of release of results of studies, and our anticipated future expenses, revenues, reimbursements, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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Condensed Consolidated Statements of Operations
(in thousands)

	Three months
	Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Collaboration revenue	$4,700	$—

Operating expenses
Research and development	6,380	1,694
General and administrative	1,350	782

Total operating expenses	7,730	2,476
Other income (expense)	(14)	57

Loss for the period before taxes	3,044	2,419
Income tax expense (recovery)	—	(10)

Net loss	$3,044	$2,409

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Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$47,586	$64,568
Restricted cash	3,502	—
Amounts receivable	2,823	3,109
Prepaid and other current assets	1,938	722
Property, equipment and other assets	589	581

Total assets	56,438	$68,980

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	6,824	$14,453
Deferred collaboration revenue	24,611	26,528
Other current liabilities	1,307	1,328
Long term liabilities	3,427	3,712
Stockholders’ equity (deficiency)	20,269	22,959

Total liabilities and stockholders’ equity (deficiency)	56,438	$68,980

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 630-5400
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Canale Communications
(619) 849-6005
Jason@canalecomm.com

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